Exhibit 10.11
MASTER SERVICES AGREEMENT
This MASTER SERVICES AGREEMENT (“MSA”), is entered into as of March 1, 2026 (“Effective Date”) by and between Medtronic Puerto Rico Operations Co. (“Medtronic”), a Cayman Islands company with offices at Ceiba Norte Industrial Park, 50 Road 31 KM 24.4, Juncos, PR 00777-3869 and MiniMed Puerto Rico Operations LLC (“Provider”), a Cayman Island company with address of Conyers Trust Company (Cayman) Limited, P.O Box 2681, Cricket Square, Hutchins Drive, George Town, Grand Cayman, KY, Cayman Islands. The term “MSA” shall mean this document and any included Appendices. The MSA, executed on or after the Effective Date, shall be referred to as an “MSA.” Both Medtronic and Provider may be referred to as a “Party” or collectively, as the “Parties.”
WHEREAS, Medtronic desires to engage Provider to perform certain services, which may include distribution, warehouse, inventory management, technology, consulting, development, manufacturing, or other similar services, and Provider desires to perform such services for Medtronic in accordance with the terms and conditions of this MSA; and,
WHEREAS, Provider desires to provide the Services for Medtronic as more provided for herein.
NOW THEREFORE, in consideration of the mutual covenants and MSAs contained herein, and for other good and valuable consideration, the Parties agree as follows:
1.DEFINITIONS
The following terms, as used in an MSA, have the following meanings.
1.1Affiliate.
Means an entity, whether now or in the future, that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with Medtronic. For this purpose, “control” means ownership of at least fifty percent of the voting shares or the power to direct or cause the direction of, the management, governance or policies of an entity, directly or indirectly, through any applicable means including legal, beneficial or equitable ownership, partnership, or some other form of interest, by contract or other applicable legal document or otherwise.
1.2Confidential Information.
Means all confidential or proprietary information disclosed to a Party (“Receiving Party”) by the other Party (“Disclosing Party”), an affiliate of Disclosing Party or third-party on behalf of Disclosing Party or its affiliates, including but not limited to: the discussions related to the purpose of an MSA; personal data, information, current or historical data, techniques, know-how, practices, reports, forecasts, ideas, inventions, products in development, designs, plans, processes, drawings, sketches, specifications, models, samples, material compositions, circuit schematics, manufacturing techniques, devices, computer programs, hardware and software (including both source code and object code), pro formas, or documentation, formulas, algorithms, product plans, marketing plans and business plans and all other technical, scientific, financial or business data, and such information shall be presumed to be Confidential Information whether the communication of the information was in written, electronic, oral, tangible or intangible form when transmitted to Receiving Party, and regardless of whether or not such information is labeled or identified as “confidential,” “proprietary” or the like. Confidential Information also includes any such information that is observed by Provider while on Medtronic’s premises, even if it is not disclosed knowingly or directly by Medtronic.

1.3Facility.
Means the building located at Road 31, Km. 24, Hm 4, Ceiba Norte Industrial Park, in Juncos, Puerto Rico and owned by Provider.
1.4Goods.
Means goods, freight, equipment, substances, components, software, technology, technical data, supplies, raw materials, or other property.
1.5Law or Laws.
Means any foreign, federal, state, provincial or local governmental law, enactment, ordinance, regulation and regulatory policy, guideline, requirement or industry code of any Regulatory Authority.
1.6Personnel.
Means Provider’s employees, contingent labor, Subcontractors, agents and representatives.
1.7Regulatory Authority.
Means any foreign, federal, state, provincial or local governmental or regulatory agency or body or other competent authority that enforces Laws or otherwise regulates or supervises Medtronic or Medtronic’s products or services (or its Affiliates or its Affiliates’ products or services), Provider or either of their activities relating to this MSA or a SOW (including Medtronic’s use of the Services).
1.8Restricted Party.
Means (i) any entity or individual listed on (x) any of the restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals List and Foreign Sanctions Evaders List administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls (“OFAC”), the Denied Parties List, Unverified List or Entity List maintained by the U.S. Department of Commerce Bureau of Industry and Security, and the List of Statutorily Debarred Parties maintained by the U.S. State Department’s Directorate of Defense Trade Controls; (y) the consolidated list of asset freeze targets designated by the United Nations, European Union, and United Kingdom, and any other applicable jurisdictions; and (z) any other restricted party lists maintained by any governmental or non-governmental entity or agency; or (ii) any entity fifty percent (50%) or more owned (either individually or in the aggregate, directly or indirectly) by any entity or individual described in clause (i).
1.9Services.
Means the performance of distribution, warehouse, inventory management, technology, consulting, development, manufacturing, and related services by Provider that are identified and detailed in a SOW or an Appendix.
1.10SOPs.
Means written standard operating procedures as prescribed by Medtronic and provided to Provider, setting forth operational processes and procedures with respect to the performance of Services.
1.11Subcontractor.
Means any third-party (whether an entity or an individual not directly employed by Provider or not contingent labor of Provider), regardless of level or tier, that performs all or any part of Provider’s obligations to Medtronic under this MSA.

1.12Trade Control Laws.
Means all applicable export control and economic sanctions Laws of the United States, the European Union and all other applicable jurisdictions, including the U.S. Department of Commerce Bureau of Industry and Security’s Export Administration Regulations, 15 C.F.R. 730-774, the economic sanctions programs administered by OFAC, as set forth in 31 C.F.R. 500-598 and certain executive orders, EU Regulation 428/2009 imposing controls on exports of dual-use items, OJ L 134, 29.5.2009, p. 1, and economic sanctions regulations implemented by the European Council, and any export controls or economic sanctions measures implemented by EU Member States.
2.SERVICES
2.1Provision of Services.
All Services to be provided to Medtronic by Provider under this MSA shall be described in detail in an Statement of Work (SOW) (collectively considered “this MSA”). Occasionally, the Parties may document the Services in a document other than an SOW, such as a quote, invoice, purchase order, or other documentation. In these instances, all Services provided by Provider or its affiliates to Medtronic shall be governed by the terms of this MSA even if such document does not reference this MSA and such document shall be deemed to be an SOW for purposes herein. All general terms and conditions in such documents shall be superseded by the terms of this MSA and shall have no force or effect. The Services shall include not only the services expressly described, but also those services that are an inherent or a necessary part of those Services expressly described. Any changes to the Services to be provided under an SOW may only be affected by a mutually agreed upon written change request or amendment.
2.2Performance Standards.
Provider and its Personnel shall perform all Services in a professional and workmanlike manner and in accordance with all applicable Laws, and industry standards, as well as any service level (“SLAs”) or key performance indicators (“KPIs”) set forth in an SOW. Provider and its Personnel shall comply with any policy or processes of Medtronic set forth in a SOW, including but not limited to, specific SOPs identified therein, if any.
3.TERM AND TERMINATION
3.1Term.
This MSA shall begin on the Effective Date and shall remain in force for a period of ten (10) years. In the event that Medtronic notifies Provider at least ninety (90) days prior to the expiration of the MSA Contract Term that Medtronic desires to renew the MSA, Provider and Medtronic shall negotiate in good faith to determine whether mutually agreeable terms may be reached with respect to any such renewal. Nothing in this section shall require Provider or Medtronic to agree on a renewal of this MSA, and any terms negotiated with respect thereto are intended to be at arms-length.
3.2Termination
Unless otherwise set forth in a relevant SOW to this MSA, Medtronic has the right to terminate this MSA at any time by serving not less than ninety (90) days prior written notice to that effect to the Provider. This MSA and any SOW may be terminated by one Party upon no less than ninety (90) days’ prior written notice to the other Party in the event of the other Party’s material breach of the Agreement, unless the material breach is substantially cured or the Party has taken measures to substantially cure the breach during such time period.

3.3Effect of Termination.
After receipt of a notice of termination of any SOW, except as directed otherwise by Medtronic, Provider shall immediately: (a) stop work; (b) place no further subcontracts or orders for materials, services or facilities, except as necessary to complete the continued portion of the SOW per Medtronic’s request, if any; (c) terminate all subcontracts to the extent they relate to the Services being terminated; and (d) refund to Medtronic all fees paid pursuant to the relevant SOW for any Services not yet rendered. Termination of expiration of this Agreement will not relieved either Party of (i) their respective obligations to pay monies due or which become due as of or subsequent to the date of expiration or termination, and (ii) any other respective obligations under this Agreement or SOW, as applicable, which specifically survive or are to be performed after the date of expiration or termination.
4.PAYMENT, INVOICING AND TAXES
4.1Pricing, Invoicing and Payment.
(a)Pricing. As consideration for Provider’s performance of Services, Medtronic will pay Provider the fees, rates, charges, expenses, and other amounts specified in, or calculated in accordance with, the applicable SOW. In the event Provider performs a Service for which no compensation has been negotiated by the Parties, the Parties shall agree in writing to compensation for that Service prior to Provider’s submission of an invoice. Any newly negotiated compensation will not apply to any Service performed prior to the date the Parties agree in writing on such new compensation, except in the event such Service was performed at the specific direction of Medtronic.
(b)Invoicing. Provider shall deliver to Medtronic invoices for all compensation then due and any allowed expenses as set forth in the applicable SOW and shall not submit an invoice prior to the date provided in the SOW. The form and format of invoices shall comply with Medtronic’s prescribed requirements to the extent set forth in a SOW.
Payment. Medtronic shall pay all undisputed invoices net 90 days of receipt of a correct invoice, except as otherwise expressly agreed in writing. Medtronic shall have no obligation to pay any invoice issued more than twelve (12) months from the date originally required to be invoiced. Provider shall refund to Medtronic any payments made in error, duplicate or unidentified payments, and any credits due to Medtronic shall be applied on the next invoice against amounts then due and owing. If Medtronic disputes in good faith any item appearing on an invoice, it may withhold payment while the Parties attempt to resolve the dispute and Medtronic’s actions shall not constitute a breach of this MSA, be grounds for Provider to suspend its obligations under this MSA or be cause to charge Medtronic for any interest, late fees or attorneys’ fees, regardless of how the dispute is resolved. Payment of an invoice shall not constitute acceptance of any Services.
4.2Taxes.
Fees are exclusive of applicable value-added, sales, use, excise, customs duties, or other similar taxes (“Taxes”), relating to the sale, purchase, transfer of ownership, delivery, installation, license, or provision of the Services. Medtronic shall be responsible for the Taxes. Taxes do not include any payroll, unemployment, franchise, corporate, partnership, succession, transfer, profits income or income-based taxes imposed on Provider. If Provider has a legal obligation to pay or collect Taxes for which Medtronic is responsible under this section, the appropriate amount shall be separately itemized in an invoice to be paid by Medtronic, unless Medtronic provides Provider with a valid tax exemption certificate authorized by the appropriate taxing authority. If Medtronic is determined to be liable for any withholding taxes, unemployment compensation, workers' compensation or other similar taxes or charges associated with Provider’s performance under this MSA, Provider agrees to promptly repay Medtronic for all such amounts. Upon request by Medtronic, Provider shall cooperate: (a) with any filing of any tax returns and any audit, litigation, or other proceeding with respect to Taxes; and (b) as may be necessary to mitigate, reduce or eliminate any Taxes. Such cooperation shall include the retention and provision of records and information that are reasonably relevant to any such audit, litigation, or other proceeding. Medtronic shall withhold all federal, state, local and foreign Taxes as required by the Laws of each applicable jurisdiction. Provider shall provide Forms W-9, W-8 or 8233 as necessary to allow for potential reduction of withholding taxes or other applicable forms required to comply with governmental requirements.
4.3.    Puerto Rico Taxes.
For Services provided in Puerto Rico, Medtronic will deduct and withhold from Provider the equivalent of ten percent (10%) of the amounts payable to Provider for Services rendered under the Agreement, in compliance with Section 1062.03 of the Puerto Rico Internal Revenue Code of 2011, as amended (the "2011 Code"). Notwithstanding the above, if Provider so elects, Medtronic can deduct and withhold the equivalent of fifteen percent (15%) or twenty percent (20%) of such payments, rather than the ten percent (10%). The withholding will not apply to the first five hundred dollars ($500.00) of the amount payable to Provider for Services rendered under the Agreement each calendar year. Furthermore, the withholding to be done by Medtronic as herein stated could be increased to twenty percent (20%) in the event that Provider is a nonresident individual, who is a U.S. citizen, as provided by Section 1062.08 of the 2011 Code; or twenty-nine percent (29%) in the event that Provider is a nonresident and non U.S. citizen individual; or a foreign corporation or partnership which is not dedicated to industry or business in Puerto Rico, as provided by Sections 1062.08 and 1062.11 of the 2011 Code. Medtronic, at Provider’s request, will provide to Provider proof of payment with respect to any withholding made. If a certificate of waiver has been issued to Provider by the Treasury Department (the "Release Letter"), Medtronic will not withhold or will partially withhold any amounts or categories of payment from Provider, subject to the provisions of the Release Letter, and Provider is responsible to submit a copy of said Release Letter to Medtronic applicable to the period in which the payment is made, otherwise, payments under the Agreement will remain subject to withholding at source. To the extent reasonably practicable, all invoices will be segregated by concepts (services, materials, equipment, etc.), to identify the amounts subject to withholding and avoid undue deductions. Except as provided herein, Provider will be solely responsible for all Federal, Puerto Rico and municipal income, license, excise, and other taxes.
5.CONFIDENTIALITY
5.1Non-Disclosure and Use.
Except as expressly provided herein, each party (“Receiving Party”) shall not disclose the other Party’s (“Disclosing Party”) Confidential Information to any third-party (other than its Personnel pursuant to the restrictions set forth in Section 5.5 below) without Disclosing Party’s prior written consent. Disclosing Party’s Confidential Information may be used by Receiving Party solely for the purposes of performing its obligations under this MSA. Receiving Party shall take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Disclosing Party’s Confidential Information, including, at a minimum, those measures taken to protect its own confidential information of a similar nature, but in no event less than a reasonable degree of care. Unless specifically authorized in an applicable SOW as part of the Services to be delivered, Provider shall not analyze, disassemble, reproduce or reverse engineer any products, samples, experimental materials or other tangible reproduction of Medtronic’s

Confidential Information or transfer to or have them analyzed, disassembled, reproduced or reverse-engineered by any third-party. Provider shall maintain and enforce safety and physical security procedures with respect to its collection, possession and maintenance of Medtronic’s Confidential Information that are at least equal to the best industry standards, and which provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure, removal or access of Confidential Information.
5.2Exceptions.
Confidential Information shall not include any information that: (a) is or becomes publicly available through no fault of Receiving Party; (b) is independently developed by Receiving Party without utilizing Disclosing Party’s Confidential Information; (c) is approved in writing by Disclosing Party for release by Receiving Party; or (d) is disclosed without restriction to Receiving Party in good faith by a third-party who is in lawful possession thereof and who has the right to make such disclosure. If Receiving Party seeks to take advantage of an exception, it shall bear the burden of proving by the preponderance of the evidence, based on written records, that Disclosing Party’s Confidential Information is subject to an exception under this section. Confidential Information shall not be deemed to be within any of the foregoing exceptions merely because it is embraced by general disclosures within such exceptions or within writings or other materials containing both Confidential Information and non-confidential information.
5.3Legally Compelled Disclosure.
If, on the advice of legal counsel, Receiving Party is compelled by court order or Law (“Order”) to disclose Disclosing Party’s Confidential Information, Receiving Party, unless prohibited by Law, shall promptly notify Disclosing Party of such fact, shall provide a copy of the Order and shall reasonably cooperate at Disclosing Party’s request in: (a) opposing the Order or seeking to limit the disclosure to the minimum extent necessary to comply with the Order; (b) seeking a protective order; or (c) appealing the Order. Failing any of the above, Receiving Party shall disclose only such Disclosing Party’s Confidential Information to the minimum extent required to comply with the Order. Receiving Party shall continue to be bound under thisMSA with respect to Disclosing Party’s Confidential Information disclosed under the Order unless the Disclosing Party’s Confidential Information becomes a matter of public record in connection with the legal process.
5.4Return/Destruction of Confidential Information.
At the expiration or termination of an MSA or when requested earlier by Disclosing Party, Receiving Party shall immediately return to Disclosing Party, or upon Disclosing Party’s written request destroy, all of Disclosing Party’s Confidential Information, as well as all copies, adaptations and independent compilations thereof in Receiving Party's actual or constructive possession. In addition, Receiving Party shall ensure that any device or system which stored or contained Disclosing Party’s Confidential Information (except for backups or archived tapes) is wiped, overwritten, or removed and destroyed, at a minimum, in accordance with all applicable Laws and in a manner which verifies Disclosing Party’s Confidential Information is rendered completely unrecoverable.
5.5Personnel.
Receiving Party shall restrict access to Disclosing Party’s Confidential Information to only those Personnel who have a need to know the Confidential Information for Receiving Party to perform its obligations under this MSA and who are subject to binding written confidentiality obligations at least as protective as those set forth herein.

6.LEGAL AND REGULATORY COMPLIANCE
6.1Compliance with Laws.
Each Party shall comply with all Laws that apply to that Party and its activities relating to this MSA. In addition, Provider shall comply (and shall ensure all Personnel comply) with the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Foreign Corrupt Practices Act (5 U.S.C. §§ 78dd-1, et seq.), the U.K. Bribery Act 2010, the Canadian Corruption of Foreign Public Officials Act, the applicable Mexican anti-bribery Laws and regulations, as applicable to the Services, and all applicable data protection Laws. Provider shall provide Services in a manner so that Medtronic is able to comply with all applicable Laws. Provider shall not take any act, or fail to take any act, that causes Medtronic to be in breach of applicable Laws. Provider shall maintain (and shall ensure that Personnel maintain) such registrations, bonds, certificates, authorizations, approvals, licenses, permits or other regulatory approvals from a Regulatory Authority required to perform its obligations under this MSA.
6.2     Import/Export and Trade Control Compliance.
(a)Supplier will comply with the applicable Import/Export Laws and Trade Control Laws regarding the provision of Services and/or Goods, including the shipping, purchase, procurement, import, export, and any other transfer of Services and/or Goods. Supplier represents and warrants that all provision of Services and/or Goods, and all payments for such activities, comply with Import/Export Laws and Trade Control Laws, including the terms of any relevant authorizations issued by the U.S. or other governments. Supplier further represents and warrants that no Services and/or Goods produced or supplied under the Agreement, nor any components, modifications, enhancements or updates thereto, or technical data derived therefrom, are transferred, exported, re-exported, or imported directly or indirectly to any destination, entity, or persons, in violation of Import/Export Laws or Trade Control Laws or are intended to be used or are used for any purposes or activities prohibited by Import/Export Laws or Trade Control Laws.
(b)Supplier understands and acknowledges that technical data, technology, source code, and documents related to such technology or technical data (collectively, “Controlled Data”), provided by Medtronic, are subject to Import/Export Laws and Trade Control Laws. Supplier will comply with all applicable Trade Control Laws in the export, reexport, transfer, use or storage of Controlled Data. In particular, Supplier will not assign any Personnel who are nationals of countries or regions that are the target of sanctions under Trade Control Laws to perform Services under this Agreement, and will not permit any such nationals to access Controlled Data. Each party will reasonably cooperate with the other in providing any information, certificates, or documents as are reasonably requested for compliance with Import/Export Laws or Trade Controls Laws.
(c)To the extent that export licenses or similar authorizations are required for the provision of Services and/or Goods, Supplier will be responsible for obtaining such licenses or authorizations; Supplier will notify Medtronic of any such licenses or authorizations and provide copies to Medtronic upon request. Supplier will immediately notify Medtronic if Supplier’s export privileges are denied, suspended, or revoked in whole or in part by any U.S. or non-U.S. government or non-governmental entity or agency.
(d)Supplier hereby acknowledges and confirms that, unless specifically authorized in the Agreement and under applicable Import/Export Laws or Trade Control Laws, it will not provide, sell, ship, export, re-export, re-transfer or divert Services or Goods that are sold or otherwise provided hereunder, directly or indirectly through third parties or otherwise, to any Restricted Party or to or through countries or regions that are the target of sanctions under Trade Control Laws.

(e)Supplier understands that Medtronic’s participation, directly or indirectly, in any business under terms that would support or facilitate a boycott against Israel or any other boycott not recognized by the U.S., is prohibited. Notwithstanding any other provision of the Agreement, neither Medtronic nor Supplier will be required to take, or to refrain from taking, any action where to do so would be inconsistent with or penalized under the laws of the U.S. or any foreign jurisdiction, including the anti-boycott laws administered by the U.S. Commerce and Treasury Departments.
6.3Responsible Sourcing.
Provider shall comply with all applicable Laws relating to human rights, health/safety, and ethics. Medtronic’s Global Supplier Standards are posted in the Responsible Supply Management section of Medtronic’s website.
7.PERSONNEL
7.1Sufficient and Suitable Personnel.
Provider shall assign sufficient Personnel to provide the Services in accordance with each SOW and ensure each of its Personnel: (a) has suitable competence, ability, education, training, licensing (as applicable) and other qualifications for their assigned role; (b) are authorized to accept employment with Provider (or allowed Subcontractors) in the country in which they perform Services; and (c) comply with any additional requirements in any SOW.
7.2Use of Subcontractors and Personnel.
Provider shall not engage any Subcontractor to perform any portion of the Services without obtaining Medtronic’s prior written approval. Provider’s payment to Subcontractor’s for Services performed is not contingent on Provider’s receipt of payment for such Services from Medtronic. Notwithstanding any approval by Medtronic, Provider shall remain solely responsible for the performance of all Services and obligations under an MSA and shall be jointly and severally liable for any Subcontractor’s or Personnel’s acts, omissions or failures to perform or abide by the provisions of an MSA. Provider shall not permit any allowed Subcontractors or Personnel to further subcontract any Services without Medtronic’s prior written consent.
8.INDEMNITY, INSURANCE, AND LIABILITY
8.1Indemnification.
Except to the extent caused by the negligence or intentional acts or omissions of a Party seeking indemnification, each Party (an “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, its Affiliates and Medtronic’s and its Affiliates’ respective directors, officers, employees and agents (singly, an “Indemnified Party”, collectively, the “Indemnified Parties”) from and against any and all third-party claims, suits, litigations, proceedings, actions, investigations, etc. (collectively, “Claims”) and shall pay all losses, damages, judgments, notifications, costs, fees, penalties, interest, liabilities, settlements and expenses (including reasonable attorneys’ fees) (collectively, “Losses”), that the Indemnified Parties may suffer or incur due to the Indemnifying Party’s: (a) actual or alleged negligence, willful misconduct or other tortious action; (b) actual or alleged breach of this MSA or any representations or warranties thereunder; (c) actual or alleged acts or omissions resulting in any personal injury (including death) or damage to property; (d) actual or alleged violation of any Law; (e) actual or alleged generation, processing, management, transportation, handling, use, treatment, storage, removal or disposal of any hazardous materials or substances; (f) any claims or liabilities relating to work status, compensation, tax, insurance or benefit matters with respect to Indemnifying

Party’s Personnel; or (g) any allegation that any Services violates any Intellectual Property of a third-party.
8.2Indemnification Procedure.
If a Claim is commenced or any Losses incurred, the Indemnified Party shall provide prompt notice thereof to the Indemnifying Party. Except for Claims relating to Medtronic’s Intellectual Property or that would affect Medtronic’s reputation, products, services or customers and for which Medtronic elects to control the defense (“Medtronic Defense Claims”), the Indemnifying Party shall immediately take control of the defense, settlement and investigation of any Claim and employ attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at Indemnifying Party’s sole cost. The Indemnified Party shall reasonably cooperate at Indemnifying Party’s cost and request. Failure of an Indemnified Party to satisfy the foregoing notice requirement shall relieve Indemnifying Party of its obligations in this section only if and to the extent that Indemnifying Party suffers actual material prejudice as a result thereof. Indemnifying Party shall not enter into any settlement with respect to a Claim that imposes any obligations on an Indemnified Party without the Indemnified Party’s prior written consent. An Indemnified Party may, at its own cost, participate through its attorneys in such investigation, trial and defense of any Claim and related appeals. With respect to the Medtronic Defense Claims or if an Indemnifying Party does not assume full control over the defense of any other Claim, the Indemnified Party shall have the right to defend the Claim in such manner as it may deem appropriate, and Indemnifying Party shall be responsible for all related costs and expenses, including paying any damages, settlements or other amounts that ultimately may be agreed to in settlement or awarded by a court.
8.3Insurance.
Provider shall maintain in full force and effect the insurance coverages as set forth on, and in accordance with, the Appendix A, which is attached and incorporated by reference.
8.4    Disclaimers.
EXCEPT AS SET FORTH IN THIS MSA, MINIMED MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT, ALL OF WHICH ARE HEREBY SPECIFICALLY DISCLAIMED.
8.5    Limitation of Liability.
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE REPRESENTATIVES, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING LOSS OF PROFITS) AS A RESULT OF ANY BREACH, PERFORMANCE OR NON‑PERFORMANCE BY THE OTHER PARTY UNDER THIS MSA OR THE SOWS, EXCEPT AS MAY BE PAYABLE TO A CLAIMANT IN A THIRD-PARTY CLAIM IN ACCORDANCE WITH SECTION 8.1., AND EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
9.GOVERNING LAW AND DISPUTES
9.1Governing Law.
This MSA and each SOW shall be governed by and construed in accordance with the substantive Laws of the State of Delaware, without giving effect to its conflicts of laws rules.

9.2Waiver of Jury Trial.
Each Party irrevocably waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to an MSA or any Services provided thereunder.
10.NOTICES AND AUDITS
10.1Notices.
Except as otherwise provided in a SOW, all notices shall be in writing and sent by first class mail (return receipt requested), hand-delivered or sent by documented overnight delivery service with tracking capabilities to the Party to whom the notice is directed, at its address indicated below, all delivery charges prepaid. Notice shall be deemed effective when received by the other Party. The Parties shall send a copy of each notice required to the other Party to:

Medtronic:	To Provider:
Medtronic, Inc.	MiniMed Puerto Rico Operations Co.
Attn: VP Global Operations and Supply Chain	Attention: Senior VP Operations
710 Medtronic Parkway NE	8000 Devonshire Rd.
Minneapolis, MN 55432	Northridge, CA 91325

With copies to:	With copies to:
Medtronic, Inc.	Medtronic Minimed, Inc.
Attention: Vice President and Chief Counsel Global	Attention: General Counsel
Operations, Supply Chain & US Contracting
710 Medtronic Parkway NE	18000 Devonshire Rd.
Minneapolis, MN 55432	Northridge, CA 91325
A Party may designate another or different notice address in a notice given pursuant to this section.
10.2Audits/Record Retention.
During the term of this MSA and for three years after expiration or termination, Medtronic, directly or through an agent, may audit Provider to verify compliance with the requirements herein. Audits shall be conducted at agreed-upon times, during normal business hours, upon reasonable written notice, and no more often than once per calendar year. Medtronic may audit more than once a year if it has a reasonable belief Provider has materially breached its security obligations, to follow up from a previous audit or if required by a Regulatory Authority. Provider shall retain records relating to this MSA for a period of later of seven years or any regulatory requirements from the date of the termination or expiration of this MSA and ensure that all accounting records are complete, accurate and in accordance with generally accepted accounting principles.
(a)If an audit reveals that Provider has overcharged Medtronic, Provider shall refund such overpayment to Medtronic within ten days thereof. The costs of an audit will be borne by Medtronic; provided, Provider shall provide reasonable assistance, including facilities, without cost to assist in the conduct thereof. If an audit reveals that Provider has overcharged Medtronic by more than five percent (5%) in any given quarter, Provider shall pay all reasonable fees and costs for such audit.

11.GENERAL
11.1Order of Precedence.
Any conflict between the terms in the MSA and any Exhibits, Attachments, or SOWs will be resolved in following order of priority: (i) the SOW, then (ii) the SOW Exhibit(s), then (iii) the relevant Attachments and then (iv) the MSA and its Exhibits. Each of the documents may expressly state that it takes precedence over one or more of the preceding documents and in such case, will control for that specific conflict.
11.2Assignment.
Provider may not assign or delegate any of its rights or obligations under an MSA, including without limitation, by operation of Law, merger or change of control, without the prior written consent of Medtronic, which consent may be withheld in Medtronic’s sole discretion.
11.3Divestitures.
Notwithstanding any other provision in an MSA: (a) any business unit or Affiliate of Medtronic that is sold or transferred may continue to use the Services (including any licenses) for its business and any business of Medtronic for a period of one year at the same rates in effect at the time of the divestiture; and (b) Medtronic, at its option, may also transfer any licenses or portion of the applicable Services to the divested business unit or Affiliate upon notice to Provider.
11.4Counterparts.
An MSA may be executed in counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument. An executed facsimile or electronic scanned copy of an MSA shall have the same force and effect as an original.
11.5Relationship of the Parties.
Neither Party shall have the power to bind the other or to assume or to create any obligation or responsibility on behalf of the other Party or in its name.
11.6No Modification.
No amendments, changes, extensions, or modifications to an MSA shall be valid and binding except if in writing and signed by the Parties. No shrink-wrap, click-wrap, invoices, or other terms and conditions or MSAs (“Additional Terms”) provided with any Services or software hereunder shall be binding on Medtronic, even if use of such Services or software requires an affirmative “acceptance” of those Additional Terms before access is permitted. All such Additional Terms shall be of no force or effect and shall be deemed rejected by Medtronic in their entirety.
11.7Severability.
If any provision of an MSA is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, that provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable Law. The remaining provisions of an MSA shall be valid and enforceable to the full extent permitted by Law.
11.8Waivers.
The failure of either Party to insist upon strict performance by the other Party of any provision of an MSA or to exercise any right under an MSA shall not be construed as a waiver to any extent of that Party's right to assert or rely upon any provision of an MSA or right in that or any other instance. A delay or omission by either Party to exercise any right or power under an MSA shall not be construed to be a waiver of that right or power. For any waiver to be effective, it must be in writing and signed by the Party waiving such right.
11.9 Survival. Upon termination or expiration of the Agreement, those terms of the Agreement that expressly or by their nature are intended to survive termination or expiration will survive and continue in full force and effect. Without limiting the generality of the foregoing, the following Sections of the Master will survive any termination: Sections 4 (Payment, Invoicing and Taxes), 5 (Confidentiality), 8 (Indemnity), 10 (Notices and Audits), 12 (Business Continuity Plan), and 11 (General).
11.10    Entire MSA.
The MSA (including appendices), constitute the entire MSA between the Parties regarding the subject matter of an MSA and supersede any and all prior MSAs, understandings, representations, negotiations, or communications (written or oral) related thereto. The Appendices are part of the MSA and the Parties shall comply with the provisions therein. Any SOW attached to the MSA, whether at time of contracting or through amendments, shall be part of an MSA whether marked as included or not.
IN WITNESS WHEREOF, the Parties have executed and delivered this Logistics Services MSA through duly authorized representatives as of the Effective Date first set forth above.

ACCEPTED AND AGREED:

MEDTRONIC PUERTO RICO OPERATIONS Co	MINIMED PUERTO RICO OPERATIONS LLC

Signature: /s/ Anthony Ruiz	Signature: /s/ Chris Eso

Print Name: Anthony Ruiz	Print Name: Chris Eso

Title: Finance Director and Assistant Secretary	Title: President

Date: March 1, 2026	Date: March 1, 2026

APPENDIX A
INSURANCE REQUIREMENTS

Medtronic Confidential and Proprietary